Exhibit 99.1

News Release

MMC REPORTS SECOND QUARTER 2009 RESULTS

Continued Strong Performance in Risk and Insurance Services

NEW YORK, August 5, 2009 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the quarter ended June 30, 2009.

“MMC performed well in the second quarter despite the continued difficult economic environment affecting our businesses. Results for our Risk and Insurance Services segment were excellent. Underlying revenue rose 2 percent, excluding fiduciary interest income. Strong growth in operating income drove a substantial improvement in margins,” said MMC President and CEO Brian Duperreault.

“Marsh continued its excellent performance, achieving increased profitability through expense discipline. Guy Carpenter produced double-digit underlying revenue growth, reflecting strong new business, with increased profitability resulting from its continuing focus on expenses. The operating margin for Risk and Insurance Services increased to 18.2 percent from 10.6 percent, and adjusted operating margin increased to 20.2 percent from 14.6 percent a year ago.

“In the Consulting segment, Mercer delivered a respectable performance in the current environment, with strong expense control offset by a modest revenue decline. At Oliver Wyman, we saw sequential improvement in profitability as a result of management actions taken earlier in the year.

“Overall, we have made excellent progress strengthening our operating companies while at the same time managing through the worst effects of the economic recession.” Mr. Duperreault concluded.

In the second quarter of 2009, MMC’s consolidated revenue was $2.6 billion, a decline of 13 percent from the second quarter of 2008, or 6 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

MMC completed the sale of its U.S. government security clearance screening business, Kroll Government Services, in the second quarter of 2009. Its results for the quarter are included in discontinued operations and the previous results of this business have been restated as discontinued operations. In connection with this transaction, MMC evaluated Kroll’s overall goodwill for impairment. This resulted in a non-cash charge of $315 million, or $.60 per share. There is no tax benefit related to the impairment charge, nor any impact on MMC’s cash flows, tangible equity or debt covenants.

As a result of the goodwill impairment charge, MMC reported a net loss of $193 million, or $.37 per share, in the second quarter. This compared with net income of $65 million, or $.12 per share, in the second quarter of 2008.

Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, was $.33 in the second quarter of 2009, compared with $.39 in the same quarter last year.

For the six months ended June 30, 2009, MMC’s net loss was $17 million, or $.03 per share, compared with a net loss of $145 million, or $.28 per share, last year. Adjusted earnings per share for the six months was $.72, compared with $.84 last year.

Risk and Insurance Services

Risk and Insurance Services segment revenue in the second quarter of 2009 was $1.3 billion, a decline of 5 percent from the second quarter of 2008, and was flat on an underlying basis. Excluding fiduciary interest, underlying revenue in Risk and Insurance Services rose 2 percent. Operating income in the second quarter increased 63 percent to $245 million from $150 million last year. Adjusted operating income rose 31 percent to $271 million from $207 million, reflecting substantially improved performance at both Marsh and Guy Carpenter. For the first six months of 2009, segment revenue was $2.7 billion, a decline of 7 percent from the prior year period, and flat on an underlying basis. Excluding fiduciary interest, underlying revenue increased 1 percent.

In the second quarter, insurance premiums in the property and casualty marketplace continued to decline – similar to what was seen earlier in the year. Additionally, the global economic recession reduced demand for commercial insurance. Marsh’s revenue in the second quarter declined 7 percent from last year to $1.1 billion. On an underlying basis, revenue was flat in the quarter. Revenue for international operations was flat overall, with modest growth in Asia Pacific and 9 percent growth in Latin America. Marsh achieved a significant increase in profitability in the quarter as a result of its substantial reduction in expenses.

Guy Carpenter’s revenue rose 16 percent to $227 million in the second quarter of 2009, or 11 percent on an underlying basis, compared with the prior year’s quarter. An increase in new business along with continuing cost discipline led to significant improvement in Guy Carpenter’s profitability. Increased rates were evident in U.S. property catastrophe reinsurance in the second quarter, while rates in casualty reinsurance were stable to down. In the second quarter, Guy Carpenter completed the acquisition of John B. Collins Associates.

Consulting

Due to the impact of continued adverse global economic conditions, consulting segment revenue declined 17 percent to $1.1 billion in the second quarter, or 9 percent on an underlying basis. Operating income in the second quarter of 2009 was $96 million. This includes an increase in professional liability costs of approximately $30 million, primarily reflecting a legal settlement at Mercer. Foreign currency translation reduced operating income by $26 million in the quarter, primarily at Mercer. Adjusted operating income, which includes the impact of both the professional liability costs and foreign exchange, was $101 million, compared with $165 million in 2008. For the first six months of 2009, segment revenue declined 17 percent to $2.2 billion, or 8 percent on an underlying basis.

Mercer’s revenue declined 13 percent to $832 million in the second quarter, or 5 percent on an underlying basis. Mercer’s consulting operations produced revenue of $605 million, a decline of 5 percent on an underlying basis, with modest reductions in its retirement and health and benefits businesses. Outsourcing, with revenue of $154 million, declined 5 percent, and investment consulting and management, with revenue of $73 million, increased 2 percent. Oliver Wyman’s revenue declined 25 percent to $311 million in the second quarter of 2009, or 19 percent on an underlying basis.

Risk Consulting and Technology

Kroll’s revenue of $161 million in the second quarter of 2009 declined 29 percent from the year-ago quarter, or 24 percent on an underlying basis. Revenue in litigation support and data recovery declined 29 percent; background screening was down 9 percent; and risk mitigation and response decreased 33 percent.

Other Items

As a result of mark-to-market declines within MMC’s private equity fund investments, an investment loss of $31 million was reported in the second quarter of 2009.

At June 30, 2009, cash and cash equivalents was $1.3 billion. MMC repaid its $400 million, 7.125 percent senior notes due June 15, 2009 with the net proceeds from its debt issuance of March 15, 2009. MMC also declared a quarterly dividend of $.20 per share on outstanding common stock, payable in the third quarter of 2009.

Conference Call

A conference call to discuss second quarter 2009 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 888 471 3836. Callers from outside the United States should dial 719 325 2342. The access code for both numbers is 4865669. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 53,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

the potential impact of an adverse ruling in, or the settlement of, the purported securities class action against MMC, Marsh and certain of their former officers concerning the late 2004 decline in MMC’s share price and the purported ERISA class action pending against MMC and various current and former employees, officers and directors on behalf of participants and beneficiaries of an MMC retirement plan, both of which are scheduled for trial in early 2010;

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board in a pending lawsuit against Mercer that is scheduled for trial in the spring of 2010;

•	the impact of current financial market conditions on our results of operations and financial condition;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the impact of current economic conditions on our cost of financing or ability to borrow;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;
•	the impact on our net income caused by fluctuations in foreign exchange rates;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;
•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business;

•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our ability to successfully recover should we experience a disaster or other business continuity problem;
•	changes in applicable tax or accounting requirements;
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards; and

•	other risks detailed from time to time in MMC’s filings with the Securities and Exchange Commission.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$2,629	$3,033	$5,238	$6,057

Expense:
Compensation and Benefits	1,604	1,879	3,175	3,701
Other Operating Expenses	731	859	1,445	1,726
Goodwill Impairment Charge	315	115	315	540
Total Expense	2,650	2,853	4,935	5,967

Operating Income (Loss)	(21)	180	303	90

Interest Income	4	12	10	30

Interest Expense	(65)	(55)	(121)	(111)

Investment Income (Loss)	(31)	(16)	(46)	(8)

Income (Loss) Before Income Taxes	(113)	121	146	1

Income Taxes	49	66	129	159

Income (Loss) from Continuing Operations	(162)	55	17	(158)

Discontinued Operations, Net of Tax	(26)	12	(25)	18

Net Income (Loss) Before Non-Controlling Interest	$ (188)	$ 67	$ (8)	$ (140)

Less: Net Income Attributable to Non-Controlling Interest	5	2	9	5

Net Income (Loss) Attributable to MMC	$ (193)	$ 65	$ (17)	$ (145)

Basic Net Income (Loss) Per Share – Continuing Operations	$(0.31)	$ 0.10	$0.01	$ (0.30)
— Net Income (Loss)	$(0.36)	$ 0.12	$(0.03)	$ (0.27)

Diluted Net Income (Loss) Per Share – Continuing Operations	$(0.32)	$ 0.10	$0.01	$ (0.32)
– Net Income (Loss)	$(0.37)	$ 0.12	$(0.03)	$ (0.28)

Average Number of Shares Outstanding – Basic	522	512	519	515
— Diluted	522	512	519	515
Shares Outstanding at 6/30	523	512	523	512

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,103	$1,183	(7)%	(7)%	-	0%
Guy Carpenter	227	196	16%	(6)%	11%	11%
Subtotal	1,330	1,379	(4)%	(7)%	1%	2%
Fiduciary Interest Income	13	36	(63)%	(4)%	-	(60)%
Total Risk and Insurance Services	1,343	1,415	(5)%	(7)%	1%	0%

Consulting
Mercer	832	959	(13)%	(9)%	-	(5)%
Oliver Wyman Group	311	415	(25)%	(7)%	1%	(19)%
Total Consulting	1,143	1,374	(17)%	(8)%	-	(9)%

Risk Consulting & Technology
Kroll	161	225	(29)%	(3)%	(2)%	(24)%
Corporate Advisory and Restructuring	—	41	(100)%	-	(100)%	0%
Total Risk Consulting & Technology	161	266	(40)%	(3)%	(16)%	(20)%

Corporate Eliminations	(18)	(22)

Total Revenue	$2,629	$3,033	(13)%	(7)%	(1)%	(6)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 365	$ 426	(14)%	(12)%	(1)%	(1)%
Asia Pacific	109	121	(10)%	(12)%	-	1%
Latin America	57	59	(4)%	(16)%	3%	9%
Total International	531	606	(12)%	(12)%	-	0%
U.S. and Canada	572	577	(1)%	(2)%	-	0%
Total Marsh	$1,103	$1,183	(7)%	(7)%	-	0%

Mercer:
Retirement	$ 271	$ 310	(13)%	(10)%	-	(2)%
Health and Benefits	224	242	(8)%	(5)%	(1)%	(2)%
Other Consulting Lines	110	140	(22)%	(5)%	2%	(18)%
Total Mercer Consulting	605	692	(13)%	(8)%	-	(5)%
Outsourcing	154	182	(16)%	(10)%	-	(5)%
Investment Consulting & Management	73	85	(13)%	(15)%	-	2%
Total Mercer	$ 832	$ 959	(13)%	(9)%	-	(5)%

Kroll:
Litigation Support and Data Recovery	$ 66	$ 96	(32)%	(3)%	-	(29)%
Background Screening	62	70	(11)%	(2)%	-	(9)%
Risk Mitigation and Response	33	59	(44)%	(4)%	(7)%	(33)%
Total Kroll	$ 161	$ 225	(29)%	(3)%	(2)%	(24)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Six Months Ended

(Millions) (Unaudited)

	Six Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$2,179	$2,379	(8)%	(8)%	-	0%
Guy Carpenter	508	460	11%	(6)%	7%	10%
Subtotal	2,687	2,839	(5)%	(8)%	1%	1%
Fiduciary Interest Income	28	76	(63)%	(5)%	-	(58)%
Total Risk and Insurance Services	2,715	2,915	(7)%	(7)%	1%	0%

Consulting
Mercer	1,635	1,884	(13)%	(10)%	-	(3)%
Oliver Wyman Group	591	785	(25)%	(8)%	2%	(19)%
Total Consulting	2,226	2,669	(17)%	(9)%	1%	(8)%

Risk Consulting & Technology
Kroll	328	430	(24)%	(4)%	(2)%	(18)%
Corporate Advisory and Restructuring	—	78	(100)%	-	(100)%	0%
Total Risk Consulting & Technology	328	508	(36)%	(4)%	(16)%	(15)%

Corporate Eliminations	(31)	(35)

Total Revenue	$5,238	$6,057	(14)%	(8)%	(1)%	(5)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Six Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 865	$ 995	(13)%	(12)%	(1)%	1%
Asia Pacific	195	211	(7)%	(12)%	-	5%
Latin America	104	108	(4)%	(17)%	1%	12%
Total International	1,164	1,314	(11)%	(13)%	(1)%	2%
U.S. and Canada	1,015	1,065	(5)%	(2)%	-	(3)%
Total Marsh	$2,179	$2,379	(8)%	(8)%	-	0%

Mercer:
Retirement	$ 547	$ 623	(12)%	(12)%	-	0%
Health and Benefits	436	462	(6)%	(6)%	(1)%	1%
Other Consulting Lines	215	266	(19)%	(6)%	2%	(15)%
Total Mercer Consulting	1,198	1,351	(11)%	(9)%	-	(3)%
Outsourcing	296	370	(20)%	(12)%	-	(8)%
Investment Consulting & Management	141	163	(14)%	(17)%	-	4%
Total Mercer	$1,635	$1,884	(13)%	(10)%	-	(3)%

Kroll:
Litigation Support and Data Recovery	$ 137	$ 175	(22)%	(4)%	-	(19)%
Background Screening	124	141	(12)%	(2)%	-	(9)%
Risk Mitigation and Response	67	114	(41)%	(7)%	(8)%	(26)%
Total Kroll	$ 328	$ 430	(24)%	(4)%	(2)%	(18)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended June 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended June 30, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended June 30, 2009
Operating income (loss)	$245	$ 96	$(316)	$(46)	$ (21)
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	50	5	6	6 (b)	67
Settlement, Legal and Regulatory (c)	(27)	-	-	-	(27)
Goodwill Impairment Charge	-	-	315	-	315
Accelerated Amortization	3	-	-	-	3
Other	-	-	2	-	2
Operating income adjustments	26	5	323	6	360

Adjusted operating income (loss)	$271	$101	$ 7	$(40)	$339

Operating margin	18.2%	8.4%	N/A	N/A	N/A
Adjusted operating margin	20.2%	8.8%	4.3%	N/A	12.9%

Three Months Ended June 30, 2008
Operating income (loss)	$150	$165	$(88)	$(47)	$180
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	47	-	4	2	53
Settlement, Legal and Regulatory (c)	10	-	-	-	10
Goodwill Impairment Charge	-	-	115	-	115
Operating income adjustments	57	-	119	2	178

Adjusted operating income (loss)	$207	$165	$31	$(45)	$358

Operating margin	10.6%	12.0%	N/A	N/A	5.9%
Adjusted operating margin	14.6%	12.0%	11.7%	N/A	11.8%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Primarily reflects adjustments to estimated future rent and other real estate costs related to previously vacated space in MMC’s New York headquarters.

(c) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees. The second quarter of 2009 includes a credit of $38 million related to insurance recoveries of previously expensed legal fees.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Six Months Ended June 30

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the six months ended June 30, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology		Corporate	Total
Six Months Ended June 30, 2009
Operating income (loss)	$542	$169	$(312)		$(96)	$303
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	77	6	7		17 (b)	107
Settlement, Legal and Regulatory (c)	(9)	-	-		-	(9)
Goodwill Impairment Charge	-	-	315		-	315
Accelerated Amortization	4	-	-		-	4
Other	-	-	2		-	2
Operating income adjustments	72	6	324		17	419

Adjusted operating income	$614	$175	$ 12		$(79)	$722

Operating margin	20.0%	7.6%	N/A		N/A	5.8%
Adjusted operating margin	22.6%	7.9%	3.7%		N/A	13.8%

Six Months Ended June 30, 2008
Operating income (loss)	$384	$316	$(502)		$(108)	$90
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	61	-	7		18	86
Settlement, Legal and Regulatory (c)	23	-	-		-	23
Goodwill Impairment Charge	-	-	540	-		540
Other	3	-	-		-	3
Operating income adjustments	87	-	547		18	652

Adjusted operating income	$471	$316	$ 45		$(90)	$742

Operating margin	13.2%	11.8%	N/A		N/A	1.5%
Adjusted operating margin	16.2%	11.8%	8.9%		N/A	12.3%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Primarily reflects adjustments to estimated future rent and other real estate costs related to previously vacated space in MMC’s New York headquarters.

(c) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and actions initiated by other states, including indemnification of former employees for legal fees. The first six months of 2009 includes a credit of $38 million related to insurance recoveries of previously expensed legal fees.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Six Months Ended June 30

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: MMC’s GAAP (loss) income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three and Six Months Ended June 30, 2009 and 2008:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended June 30, 2009
(Loss) income from continuing operations		$(162)	$(163)	$(0.32)
Add operating income adjustments	$360
Deduct impact of income tax expense	(17)
		343	335	0.65
Adjusted income, net of tax		$181	$172	$ 0.33

Six Months Ended June 30 2009
(Loss) income from continuing operations		$ 17	$ 8	$0.01
Add operating income adjustments	$419
Deduct impact of income tax expense	(43)
		376	365	0.71
Adjusted income, net of tax		$393	$373	$ 0.72

Three Months Ended June 30, 2008
(Loss) income from continuing operations		$ 55	$ 51	$ 0.10
Add operating income adjustments	$178
Deduct impact of income tax expense	(22)
		156	150	0.29
Adjusted income, net of tax		$211	$201	$ 0.39

Six Months Ended June 30, 2008
(Loss) income from continuing operations		$(158)	$(156)	$(0.32)
Add operating income adjustments	$652
Deduct impact of income tax expense	(40)
		612	590	1.16
Adjusted income, net of tax		$454	$434	$ 0.84

Marsh & McLennan Companies, Inc.

Supplemental Expense Information

(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Depreciation and Amortization Expense	$ 93	$ 103	$183	$ 204
Stock Option Expense	$ 4	$ 7	$ 4	$ 22

Marsh & McLennan Companies, Inc.

Supplemental Information – Discontinued Operations Reclassification

(Millions) (Unaudited)

The following table provides prior period reported amounts after the reclassification of Kroll Government Services, which was sold in May 2009 into discontinued operations.

Revenue	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Risk and Insurance Services
Marsh	$1,196	$1,183	$1,040	$1,105	$ 4,524	$1,076
Guy Carpenter	264	196	197	146	803	281
Subtotal	1,460	1,379	1,237	1,251	5,327	1,357
Fiduciary Interest Income	40	36	38	25	139	15
Total Risk and Insurance Services	1,500	1,415	1,275	1,276	5,466	1,372

Consulting
Mercer	925	959	951	807	3,642	803
Oliver Wyman Group	370	415	377	392	1,554	280
Total Consulting	1,295	1,374	1,328	1,199	5,196	1,083

Risk Consulting & Technology
Kroll	205	225	199	168	797	167
Corporate Advisory and Restructuring	37	41	36	13	127	-
Total Risk Consulting & Technology	242	266	235	181	924	167

Corporate Eliminations	(13)	(22)	(19)	(14)	(68)	(13)

Total Revenue	$3,024	$3,033	$2,819	$2,642	$11,518	$2,609

Revenue Details	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Kroll:
Litigation Support and Data Recovery	$ 79	$ 96	$ 82	$ 69	$326	$ 71
Background Screening	71	70	65	57	263	62
Risk Mitigation and Response	55	59	52	42	208	34
Total Kroll	$205	$225	$199	$168	$797	$167

Marsh & McLennan Companies, Inc.

Supplemental Information – Discontinued Operations Reclassification

Continued

(Millions) (Unaudited)

The following table provides the revenue, expense and net operating income of Kroll Government Services that has been reclassified into discontinued operations.

KGS Operations	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Revenue	$15	$15	$19	$20	$69	$20
Expense	13	13	13	15	54	13
Operating Income	$ 2	$ 2	$ 6	$ 5	$15	$ 7

The following table provides prior period reported amounts after the reclassification of Kroll Government Services into discontinued operations.

Operating Income	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Risk and Insurance Services	$234	$150	$ (28)	$104	$460	$297
Consulting	151	165	157	82	555	73
Risk Consulting & Technology	(414)	(88)	22	(32)	(512)	4
Corporate	(61)	(47)	(87)	(60)	(255)	(50)
	(90)	180	64	94	248	324

Interest Income	18	12	10	8	48	6

Interest Expense	(56)	(55)	(54)	(55)	(220)	(56)

Investment Income (Loss)	8	(16)	(23)	19	(12)	(15)

Income (Loss) Before Income Taxes	(120)	121	(3)	66	64	259

Income Taxes	93	66	(20)	(6)	133	80

Income (Loss) From Continuing Operations	(213)	55	17	72	(69)	179

Discontinued Operations, Net of Tax	6	12	(22)	11	7	1

Net Income (Loss) Before Non-Controlling Interest	(207)	67	(5)	83	(62)	180

Less: Net Income Attributable to Non-Controlling Interest	3	2	3	3	11	4

Net Income (Loss) Attributable to MMC	$(210)	$ 65	$ (8)	$ 80	$ (73)	$176

Basic Net Income (Loss) Per Share
- Continuing Operations	$(0.40)	$0.10	$0.03	$0.14	$(0.14)	$0.33

Diluted Net Income (Loss) Per Share
- Continuing Operations	$(0.42)	$0.10	$0.03	$0.13	$(0.15)	$0.33

Segment Operating Margin
Risk and Insurance Services	15.6%	10.6%	N/A	8.2%	8.4%	21.6%
Consulting	11.7%	12.0%	11.8%	6.8%	10.7%	6.7%
Risk Consulting & Technology	N/A	N/A	9.4%	N/A	N/A	2.4%

Consolidated Operating Margin	N/A	5.9%	2.3%	3.6%	2.2%	12.4%

Marsh & McLennan Companies, Inc.

Supplemental Information – Discontinued Operations Reclassification

(Millions) (Unaudited)

Non-GAAP Earnings Per Share

The following table presents adjusted income, net of tax, a non-GAAP measure described on Page 13 of this release, for the first quarter of 2009 and each quarter of 2008 to reflect the reclassification of Kroll Government Services to discontinued operations.

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Non-GAAP Results
Adjusted income, net of tax, as reported*	$241	$211	$111	$192	$755	$212
Reclass to discontinued operations	(1)	(2)	(4)	(4)	(11)	(5)
Adjusted income, net of tax as restated	240	209	107	188	744	207
Earnings attributable to unvested shares	7	8	4	3	22	6
Earnings attributable to common shares	$233	$201	$103	$185	$722	$201

Adjusted earnings per share, as reported	$0.45	$0.40	$0.21	$0.37	$1.42	$0.40

Adjusted earnings per share, as restated	$0.45	$0.39	$0.20	$0.36	$1.40	$0.39

* Includes reduction for net income attributable to non-controlling interests (previously reported as minority interest expense).

Operating Income, Adjusted Operating Income and Related Margins

The following table shows operating income, adjusted operating income and related margin information for the Risk Consulting & Technology segment reflecting the reclassification of Kroll Government Services as a discontinued operation.

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008	First Quarter 2009
Risk Consulting & Technology

Operating income (loss), as reported	$(412)	$(86)	$28	$(27)	$(497)	$11
Reclassification to discontinued operations	(2)	(2)	(6)	(5)	(15)	(7)
Operating income (loss), as restated	(414)	(88)	22	(32)	(512)	4

Adjusted operating income, as reported	16	33	28	11	88	12
Reclassification to discontinued operations	(2)	(2)	(6)	(5)	(15)	(7)
Adjusted operating income, as restated	$14	$31	$22	$6	$73	$5

Operating margin, as reported	N/A	N/A	11.0%	N/A	N/A	5.9%
Operating margin, as restated	N/A	N/A	9.4%	N/A	N/A	2.4%

Adjusted operating margin, as reported	6.2%	11.7%	11.0%	5.5%	8.9%	8.4%
Adjusted operating margin, as restated	5.8%	11.7%	9.4%	3.3%	7.9%	3.0%

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$1,291	$ 1,685
Net receivables	2,854	2,755
Other current assets	345	344

Total current assets	4,490	4,784

Goodwill and intangible assets	6,983	7,163
Fixed assets, net	970	969
Pension related assets	397	150
Other assets	2,081	2,140

TOTAL ASSETS	$14,921	$15,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 9	$ 408
Accounts payable and accrued liabilities	1,712	1,688
Accrued compensation and employee benefits	820	1,224
Accrued income taxes	24	66
Dividends payable	105	-

Total current liabilities	2,670	3,386

Fiduciary liabilities	3,647	3,297
Less – cash and investments held in a fiduciary capacity	(3,647)	(3,297)
	-	-

Long-term debt	3,588	3,194
Pension, postretirement and postemployment benefits	1,168	1,217
Liabilities for errors and omissions	515	512
Other liabilities	1,220	1,137

Total stockholders’ equity	5,760	5,760

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,921	$15,206